July 3, 1996

CONTACT:   Michael S. Ives
           President and Chief
           Executive Officer
           Norfolk, Virginia
           (804) 446-6600

FOR IMMEDIATE RELEASE

         CENIT  BANCORP  ANNOUNCES  DEPOSIT  ASSUMPTION
                     AND  BRANCH  TRANSFERS


     (Norfolk, Virginia) -- Michael S. Ives, President and Chief Executive Officer of CENIT Bancorp, Inc. (NASDAQ: CNIT), the holding company for
CENIT Bank, FSB ("CENIT Bank"), today announced that Essex Savings Bank, FSB, and CENIT Bank have executed a definitive agreement in which CENIT Bank will assume the deposits of five Essex Bank Branches located in Hampton, Newport News, Portsmouth, Norfolk, and Grafton, Virginia.

     CENIT Bank will operate the branches located in Hampton and Newport News. The branches located in Portsmouth and Norfolk will be consolidated into existing CENIT Bank branches in those neighborhoods. The Grafton branch will either be sold to another financial institution or the branch will be closed and the deposits transferred to another CENIT Bank branch. CENIT Bank plans to offer employment to all Essex employees in the branches whose deposits are transferred to CENIT.

     At June 30, 1996, these five branches had approximately $70 million in deposits in the aggregate.

     Mr. Ives, President and CEO of CENIT, said that this transaction will increase CENIT's overall local market share and enhances CENIT Bank's presence and branch network on the Peninsula. In addition, CENIT expects this transaction to be accretive to earnings in 1997. Both parties are committed to closing the deposit assumption and branch transfer as soon as practicable.

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